Two Harbors Investment Corp. Appoints Hope B. Woodhouse as Director

NEW YORK, May 24, 2012 – Two Harbors Investment Corp. (NYSE: TWO; NYSE MKT: TWO.WS), announced that the company’s Board of Directors appointed Hope B. Woodhouse to its Board of Directors. Ms. Woodhouse has extensive operational experience in the financial services industry at top-ranked, global alternative asset management firms and broker dealers. Ms. Woodhouse’s experience includes Chief Operating Officer roles at Bridgewater Associates, Inc. and Soros Fund Management LLC. She also served as President & Chief Operating Officer at Auspex Group, L.P. and Treasurer of the funds at Tiger Management. She began her career at Salomon Brothers Inc. and held various roles in the sales and trading and finance departments. Ms. Woodhouse is a Director of Piper Jaffray Companies (NYSE:PJC) and serves on its Audit and Compensation Committees.

“Hope’s substantial operational experience in the financial services sector will further enhance our Board,” said Brian Taylor, Chairman of the Board. “We believe we will benefit from Hope’s deep understanding of global securities financing and experience in risk mitigation in the financial services sector.”

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, residential real properties and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Christine Battist, Investor Relations, Two Harbors Investment Corp., 612-629-2507,

Christine.Battist@twoharborsinvestment.com.